BHR Institutional Funds
Form N-SAR
Item 77Q1- Exhibits

THE BHR INSTITUTIONAL FUNDS
Plan of Liquidation for the Ark Concentrated Growth
Fund

This Plan of Liquidation ("Plan") concerns the Ark
Concentrated Growth Fund (the "Portfolio"), a series
of the BHR Institutional Funds (the "Trust"), which is
a statutory trust organized and existing under the
laws of the State of Delaware.  The Fund is registered
as an open-end management investment company
registered under the Investment Company Act of 1940,
as amended ("Act").  The Plan is intended to
accomplish the complete liquidation and termination of
the Portfolio in conformity with all provisions of
Delaware law and the Trust's Agreement and Declaration
of Trust, dated June 2, 2006 (the "Trust Instrument").
WHEREAS, the Trust's Board of Trustees, on behalf of
the Portfolio, after considering such factors and
events as they have deemed relevant, including but not
limited to the inability of the Portfolio to maintain
assets at an appropriate size and the impact of
current trends on the ongoing operations of the
Portfolio, the Trustees have determined that the
continuation of the Portfolio is not in the best
interest of the Trust, the Portfolio or its
shareholders, and that the Portfolio shall be
terminated and abolished in accordance with this Plan
after appropriate notice to shareholders of the
Portfolio; and
WHEREAS, at a meeting of the Board of Trustees on
December 27, 2007 the Board considered and adopted
this Plan as the method of liquidating and terminating
the Portfolio;
NOW THEREFORE, the liquidation and termination of the
Portfolio shall be carried out in the manner
hereinafter set forth:
1.	Effective Date of Plan.  The Plan shall be
and become effective upon the adoption and approval of
the Plan by the affirmative vote of a majority of the
Board at a meeting of the Board called for the purpose
of voting upon the Plan.  Following such adoption and
approval by the Board of Trustees, the "Effective
Date" shall be January 7, 2008
2.	Liquidation and Termination.  Upon approval
of the Plan, as promptly as practicable, consistent
with the provisions of the Plan, the Portfolio shall
be liquidated and terminated in accordance with the
laws of the State of Delaware and the Trust's Trust
Instrument.
3.	Cessation of Business.  After the Effective
Date, the Portfolio shall cease its business as an
investment company and shall not engage in any
business activities except for the purposes of winding
up its business and affairs, marshalling and
preserving the value of its assets and distributing
its assets to shareholders of the Portfolio in
accordance with the provisions of the Plan after the
payment to (or reservation of assets for payment to)
all creditors of the Portfolio.
4.	Restriction of Transfer and Redemption of
Shares.  The proportionate interests of shareholders
in the assets of the Portfolio shall be fixed on the
basis of its shareholdings at the close of business on
the Effective Date of the Plan.  On the Effective
Date, the books of the Portfolio shall be closed.
Thereafter, unless the books are reopened because the
Plan cannot be carried into effect under the laws of
the State of Delaware or otherwise, the shareholders'
respective interests in the Portfolio's assets shall
not be transferable by the negotiation of stock
certificates.
5.	Liquidation of Assets.  As soon as is
reasonable and practicable after the Effective Date,
all portfolio securities of the Portfolio shall be
converted to cash or cash equivalents.
6.	Payment of Debts.  As soon as practicable
after the Effective Date, the Portfolio shall
determine and pay, or set aside in cash equivalent,
the amount of all known or reasonably ascertainable
liabilities of the Portfolio incurred or expected to
be incurred prior to the date of the liquidating
distribution provided for in Section 7, below.
7.	Liquidating Distribution.  As soon as
possible after the Effective Date, and in any event
within 14 days thereafter, the Portfolio shall mail
the following to each shareholder of record on the
Effective Date:  (1) a liquidating distribution equal
to the shareholder's proportionate interest in the net
assets of the Portfolio and (2) information concerning
the sources of the liquidating distribution.
8.	Management and Expenses of the Portfolio
Subsequent to the Liquidating Distribution.  BHR Fund
Advisors, LP shall bear all expenses incurred by the
Portfolio in carrying out this Plan of Liquidation
including, but not limited to, all printing, legal,
accounting, custodian and transfer agency fees, and
the expenses of any reports to shareholders.  Any
expenses and liabilities attributed to the Portfolio
subsequent to the mailing of the liquidating
distribution will be borne by BHR Fund Advisors, LP.
9.	Amendment to Trust Instrument.  On the
Effective Date, the Trust's Trust Instrument shall be
amended for the purpose of terminating and abolishing
the Portfolio.
10.	Termination of Contracts.  As of Effective
Date, all contracts and plans applicable to the
Portfolio shall terminate with respect to the
Portfolio.
11.	Power of Board of Trustees.  The Board, and
subject to the trustees, the officers, shall have
authority to do or authorize any or all acts and
things as provided for in the Plan and any and all
such further acts and things as they may consider
necessary or desirable to carry out the purposes of
the Plan, including the execution and filing of all
certificates, documents, information returns, tax
returns and other papers which may be necessary or
appropriate to implement the Plan.  The death,
resignation or disability of any trustee or any
officer of the Trust shall not impair the authority of
the surviving or remaining trustees or officers to
exercise any of the powers provided for in the Plan.
12.	Amendment of Plan.  The Board shall have the
authority to authorize such variations from or amendments of the provisions of the Plan as may be necessary or appropriate to effect the marshalling of Portfolio assets and the complete liquidation and termination of the existence of each Portfolio, and the distribution of its net assets to shareholders in accordance with the laws of the State of Delaware and the purposes to be accomplished by the Plan.

THE BHR INSTITUTIONAL FUNDS
For the Board of Trustees


By:   /s/ Amy Duling
Name:  Amy Duling
Title:    Trustee and Chairman of the Board

Accepted:


BHR FUND ADVISORS, LP

By:  /s/ Peter Moran
Name:  Peter Moran
Title:    President and Managing Partner